FLEET BANK - NH
                    SEVENTH AMENDMENT
                           AND
                    FIRST RESTATEMENT OF
                 COMMERCIAL LOAN AGREEMENT

THIS SEVENTH AMENDMENT AND FIRST RESTATEMENT OF
COMMERCIAL LOAN AGREEMENT (the "Agreement"), is made as of 12th day of April, 1996, by and among GREEN MOUNTAIN COFFEE ROASTERS, INC. (f/k/a Green Mountain Coffee, Inc.), a Vermont corporation with a principal place of business at 33 Coffee Lane, Waterbury, Vermont 05676 (the "BORROWER"), and GREEN MOUNTAIN COFFEE
ROASTERS FRANCHISING CORPORATION, a Delaware corporation(the "Subsidiary"), and FLEET BANK - NH, a BANK organized under the laws of the State of New Hampshire with an address of NH NA
E02A, 1155 Elm Street, Manchester, New Hampshire 03101 (the "BANK").


                         RECITALS:

        The BANK, the BORROWER, and the Subsidiary are parties
to a certain Commercial Loan Agreement dated October 22, 1992, said loan agreement having been a amended by a certain letter agreement dated November 13, 1992, by a certain Amendment to
Commercial Loan Agreement and Loan Documents dated August 11,
1993, by a certain Third Amendment to Loan Agreement and Loan
Documents dated August 31, 1993, by a certain Fourth Amendment to Commercial Loan Agreement and Loan Documents dated April 7,
1994, by a certain Fifth Amendment to Commercial Loan Agreement and Loan Documents dated August 15, 1994, and by a certain Sixth
Amendment to Commercial Loan Agreement and Loan Documents dated
March 31, 1995 (collectively, as amended to date, the "Old Loan
Agreement") and certain Loan Documents (as defined in the Old
Loan Agreement and as amended through the date hereof),
including, but not limited to a certain  Guaranty Agreement
dated October 22, 1992, as amended to date, of the Subsidiary
(the "Guaranty"), and certain Security Agreements dated October
22, 1992, as amended to date, of each of the BORROWER and the
Subsidiary (collectively, the "Security Agreements").  Pursuant to the Old Loan Agreement, the BANK has extended to the BORROWER certain credit facilities.  The BORROWER has requested, and the
BANK has agreed, to extend a new term loan in the maximum
principal of up to One Million Five Hundred Thousand Dollars
($1,500,000.00) and, in connection therewith, to make certain amendments affecting the other credit facilities extended by the
BANK to the BORROWER under the Old Loan Agreement.  The BANK,
BORROWER, and the Subsidiary have agreed that it is necessary and appropriate in connection with such amendments to restate
the Old Loan Agreement in its entirety.   Each loan currently
outstanding from the BANK to the BORROWER under the Old Loan
Agreement, and each loan which BANK may, from time to time hereafter extend to BORROWER is individually referred to herein as a "Loan" and collectively as the "Loans"). All of the Loans are, together with all other debts, liabilities and obligations of BORROWER to the BANK, direct or indirect, absolute or contingent, now existing or hereafter arising, hereinafter sometimes collectively referred to as the "Obligations". Each
Loan is or shall be evidenced by a promissory note (individually a "Note" and collectively the "Notes") and each Loan and all of the other Obligations are secured pursuant to the Security
Agreements and the other Loan Documents. In connection with the Loans, the BORROWER has and may hereafter execute certain other documents, certificates and agreements, all of which are, together with this Agreement, the Notes, and the Security Agreement and as all of the same have been and may be hereafter amended, modified, revised, renewed, or extended, sometimes collectively referred to herein as the "Loan Documents". Each Loan, whether now existing or hereafter arising, is made upon and subject to the terms and conditions set forth in the Note evidencing such Loan, the Security Agreement, the other Loan Documents, and this Agreement. The terms, conditions, representations, warranties, and covenants set forth in this Agreement are in addition to, and not in limitation of, the terms, conditions, representations, warranties, and covenants set forth in the other Loan Documents. In the event of any conflict between the terms, conditions, representations, warranties, and covenants contained in the Loan Documents, the term, condition, representation, warranty, or covenant which confers the greatest benefit upon the BANK shall control. The determination as to which term, condition, representation, warranty, or covenant is more beneficial shall be made by the BANK in its sole discretion and shall be binding upon the BORROWER. Where there is more than one BORROWER or guarantor hereunder, all of the terms, conditions, representations, warranties, and covenants set forth herein and in the other Loan Documents shall apply to, be binding upon, and be deemed to be made by each BORROWER and guarantor, jointly, severally, separately, and individually.

NOW, THEREFORE, in consideration of the BANK extending the Loans to the BORROWER as described hereinabove, the BANK, the BORROWER, and the Subsidiary hereby agree to amend and restate the Old Loan Agreement in its entirety as follows:

I.  REVOLVING LINE OF CREDIT.   The BANK shall make available to
the BORROWER a revolving line of credit loan in the maximum principal amount of up to Three Million Dollars ($3,000,000.00) (the "Revolving Line of Credit Loan"), as evidenced by the Revolving Line of Credit Promissory Note made by the BORROWER payable to the order of the BANK in the maximum principal amount of up to Three Million Dollars ($3,000,000.00) dated March 31, 1995 (the "Revolving Line of Credit Note"). The Revolving Line of Credit Loan shall be upon and subject to the terms and conditions set forth in the Revolving Line of Credit Note, the other Loan Documents, and this Agreement.

A. Maximum Available Amount. The maximum amount available to the BORROWER from time to time under the Revolving Line of Credit Loan shall be the lesser of (1) Three Million Dollars ($3,000,000.00) or (2) an amount equal to the aggregate of (a) the applicable percentage of the sum of BORROWER's Acceptable Accounts and (b) the applicable percentage of the value of BORROWER's Acceptable Inventory, up to a maximum dollar amount, all as set forth and defined on Schedule A attached hereto.
The maximum amount available to BORROWER under the Revolving Line of Credit Loan as determined from time to time under the formula set forth in clauses (2) (a) and (b) above is hereinafter referred to as the BORROWER'S "Borrowing Base". The BORROWER agrees that the BANK may, at any time or times, lower the applicable percentages of Acceptable Accounts and Acceptable Inventory for purposes of determining the Borrowing Base to such percentages as the BANK may determine in a commercially reasonable manner to be appropriate based upon any material deterioration of the BORROWER's condition, financial or otherwise, and/or of the value, condition or quality of the Collateral (as hereinafter defined).

B. Advances. The Revolving Line of Credit Loan shall be disbursed, advanced, readvanced, and repaid as provided in the Revolving Line of Credit Note and this Agreement. BORROWER may request advances orally or in writing from time to time in accordance with such procedures as the BANK may from time to time specify in an amount such that the aggregate amounts outstanding under the Revolving Line of Credit Loan do not exceed the maximum available amount as determined under Section
I. A. above. The BANK is also authorized by BORROWER to automatically make advances under and repayments of the Revolving Line of Credit Loan pursuant to the Revolving Line of Credit Management provisions of Section I. E. below. The BANK shall be under no obligation to make any advance (automatic or otherwise) at any time or times during which an Event of Default has occurred or is existing under this Agreement or the Loan Documents, or if any condition exists which, if not cured, would with the passage of time or the giving of notice, or both, constitute such an Event of Default. At the time of each advance and readvance under the Revolving Line of Credit Loan, BORROWER shall immediately become indebted to the BANK for the amount thereof. Each such advance or readvance may be credited by the BANK to any deposit account of BORROWER with the BANK, be paid to BORROWER, or applied to any Obligation, as the BANK may in each instance elect. BORROWER authorizes the BANK to charge any account which BORROWER maintains with the BANK for any payments which BORROWER may or must make, or customarily makes, to the BANK from time to time.

C. Review and Repayment. The Revolving Line of Credit Loan shall be subject to review and, at the sole option and discretion of the BANK, renewal on February 28, 1998, and, if renewed, thereafter on each subsequent anniversary of such date (February 28, 1998, and each anniversary thereof to which the Revolving Line of Credit Loan is renewed, being a "Review Date"). IF THE REVOLVING LINE OF CREDIT LOAN IS NOT RENEWED BY THE BANK AS AFORESAID ON ANY REVIEW DATE, THE ENTIRE AMOUNT OF OUTSTANDING PRINCIPAL, ACCRUED INTEREST AND OTHER CHARGES PAYABLE THEREUNDER SHALL BE DUE AND PAYABLE BY BORROWER ON SUCH REVIEW DATE. BORROWER ACKNOWLEDGES AND AGREES THAT THE BANK HAS NO OBLIGATION OR COMMITMENT TO RENEW THE REVOLVING LINE OF CREDIT LOAN ON ANY REVIEW DATE. NOTWITHSTANDING THE FOREGOING, OR ANY PROVISION OF THE REVOLVING LINE OF CREDIT NOTE, ANY OF LOAN DOCUMENTS OR HEREIN TO THE CONTRARY, THE REVOLVING LINE OF CREDIT LOAN SHALL BE A DEMAND OBLIGATION OF BORROWER TO THE EXTENT THAT THE AMOUNT OUTSTANDING THEREUNDER AT ANY TIME EXCEEDS THE MAXIMUM AVAILABLE AMOUNT UNDER SUCH REVOLVING LINE OF CREDIT LOAN AS DETERMINED UNDER SECTION I. A. ABOVE, BUT ONLY TO THE EXTENT OF THE AMOUNT OUTSTANDING IN EXCESS OF THE MAXIMUM AVAILABLE AMOUNT.

D.  Interest Rate.

 (i) Except as provided hereinbelow, the principal balance outstanding from time to time under the Revolving Line of Credit Loan, net of amounts subject to a LIBOR based rate of interest as provided hereinbelow, shall bear interest at a variable annual rate equal to the BANK's Base Rate. The "Base Rate" shall be the Base Rate of the BANK as established and changed by the BANK from time to time whether or not such rate shall be otherwise published or BORROWER receives notice thereof. The BORROWER acknowledges that the Base Rate is used for reference purposes only as an index and is not necessarily the lowest interest rate charged by the BANK on commercial loans. Each time the Base Rate changes the interest rate under the Revolving Line of Credit Loan shall change contemporaneously with such change in the Base Rate. Interest shall be calculated and charged daily on the basis of actual days elapsed over a three hundred sixty (360) day banking year.

(ii) BORROWER may elect from time to time to have amounts outstanding under the Revolving Line of Credit Loan bear interest for one or more periods of thirty (30) days each (but in no event beyond the next Review Date) at a fixed rate (the "Revolving LIBOR-based Rate") equal to the LIBOR rate (as herein after defined) plus two and one-half percent (2.5%) per annum. BORROWER may only elect the Revolving LIBOR-based Rate with respect to an outstanding principal amount under the Revolving
Line of Credit Loan of not less than Five Hundred Thousand
Dollars ($500,000.00). BORROWER shall notify BANK in writing at least two (2) banking Days (as hereinafter defined) in advance of the date upon which the BORROWER desires an election to the Revolving LIBOR-based Rate to be effective. BORROWER's notice to BANK as aforesaid shall specify the outstanding amount under the Revolving Line of Credit Loan that BORROWER desires to bear interest at the Revolving LIBOR-based Rate and the date such election is to be effective (which must be a Banking Day). Any amounts outstanding under the Revolving Line of Credit Loan as to which BORROWER has elected the Revolving LIBOR-based Rate shall hereinafter be referred to as a "LIBOR Advance". All amounts outstanding under the Revolving Line of Credit Loan which are not subject to the Revolving LIBOR-based Rate shall bear interest at a variable annual rate equal to the BANK's Base Rate as provided hereinabove. The term "LIBOR rate" shall mean the rate as determined by the BANK on the basis of the offered rates for deposits in U.S. dollars for a thirty (30) day period which appear on the Telerate page 3750 or Reuter's LIBO page as of 11:00 a.m. London time on the date that is two (2) Banking
Days preceding the effective date of BORROWER's election of the Revolving LIBOR-based Rate in respect of a LIBOR Advance. If such rate does not appear on the Telerate page 3750 or Reuter's LIBO page, the rate for that date will be determined on the basis of the offered rates for deposits in U.S. dollars for a thirty (30) day period which are offered by four major banks in the London interbank market at approximately 11:00 a.m. London time on the date that is two (2) Banking Days preceding the effective date of BORROWER's election of the Revolving LIBOR-based Rate in respect of a LIBOR Advance. The principal London office of each of the four major BANKS in the London interbank market will be requested to provide a quotation of its U.S.
dollar deposit offered rate. If at least two such quotations are provided, the rate for that date will be the arithmetic mean of all such quotations. If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in U.S. dollars to leading European BANKS for a thirty (30) day period offered by major
BANKS in New York City at approximately 11:00 a.m., New York
City time, on the date that is two (2) Banking Days preceding the effective date of BORROWER's election of the Revolving LIBOR-based Rate in respect of a LIBOR Advance. In the event that the BANK is unable to obtain any such quotation as provided above, it will be deemed that the LIBOR rate cannot be determined and that the BORROWER's election for the applicable LIBOR Advance shall be void. In the event that the Board of Governors of the Federal Reserve System shall impose a Reserve Percentage on the BANK with respect to LIBOR deposits of the BANK, then for any period during which such Reserve Percentage shall apply, the LIBOR rate shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage actually maintained by the BANK. For purposes hereof, "Reserve
Percentage" means the rate (expressed as a decimal) at which the BANK is required to maintain reserves under Regulation D of the Board of Governors of the Federal Reserve System against
Eurodollar liabilities outstanding. Notwithstanding the foregoing, if as a result of any change in any foreign or United States law or regulation (or change in the interpretation thereof) it is determined by BANK that it is unlawful to maintain a LIBOR Advance, or if any central BANK or governmental authority (foreign or domestic) shall assert that it is unlawful to maintain a LIBOR Advance, then such LIBOR Advance shall terminate and the BORROWER shall have no further right hereunder to elect the Revolving LIBOR-based Rate.
If for any reason a LIBOR Advance is terminated or prepaid prior to the end of the applicable thirty (30) day period for which the Revolving Libor-based Rate is to be in effect, the BORROWER shall, upon demand by BANK, pay to BANK any amounts required to compensate BANK for any losses, costs, or expenses which it may reasonably incur as a result of such termination or prepayment, including, without limitation, any losses, costs, or expenses incurred by reason of the liquidation or redeployment of deposits or other funds acquired by the BANK to fund or maintain such LIBOR Advance. For purposes hereof, a "Banking Day" means a day upon which BANKS are open for business to the general public in Manchester, New Hampshire, and upon which dealings are carried on and BANKS are open for business in the London interbank market.

E.  Revolving Line of Credit Management.  Set forth on Schedule
A are additional terms and conditions relating to the management of the Revolving Line of Credit Loan.

F.  Purposes.  Amounts advanced to BORROWER under the Revolving
Line of Credit Loan shall be used solely for BORROWER's ordinary working capital requirements and general corporate purposes.


II.  EQUIPMENT LINE OF CREDIT.   The BANK has heretofore
extended to the BORROWER an Equipment Line of Credit Loan in the maximum principal amount of up to One Million Five Hundred Thousand Dollars ($1,500,000.00) (the "Equipment Line of Credit Loan"). Currently, outstanding principal under the Equipment Line of Credit Loan is and shall be evidenced by (a) the Replacement Term Promissory Note made by the BORROWER payable to the order of the BANK in the principal amount of One Million Five Hundred Thousand Dollars ($1,500,000.00) dated March 31, 1995 and (b) the Term Promissory Note Tied to Equipment Line of Credit made by the BORROWER payable to the order of the BANK in the principal amount of Two Hundred Eighty-five Thousand Seven Hundred Fourteen Dollars and Thirty-six Cents ($285,714.36) dated April 3, 1995 (individually and collectively, both of said notes being referred to as the "Equipment Line of Credit Note"). Effective as of the date hereof, no further advances of principal shall be made under the Equipment Line of Credit Loan. Outstanding principal under the Equipment Line of Credit Loan shall be repaid in accordance with the terms and conditions set forth in each Equipment Line of Credit Note, the other Loan Documents, and this Agreement. The interest rate applicable to principal outstanding from time to time under the Equipment Line of Credit Loan shall be as follows:

(i) Except as provided hereinbelow, principal outstanding under the Equipment Line of Credit Loan, if not subject to a LIBOR based rate of interest as provided hereinbelow, shall bear interest at a variable rate equal to the BANK's Base Rate (as defined in hereinabove), plus one quarter of one percent (.25%) per annum. Each time the Base Rate changes, the interest rate applicable to outstanding principal under the Equipment Line of Credit Loan shall change contemporaneously with such change in the Base Rate. Interest shall be calculated and charged daily on the basis of actual days elapsed over a three hundred sixty
(360) day Banking year.

(ii) The BORROWER may elect to have the entire outstanding principal amount under the Equipment Line of Credit Loan bear interest for one or more periods of thirty (30) days each at a fixed rate (the "Equipment LIBOR-based Rate") equal to the LIBOR rate plus two and three quarters percent (2.75%) per annum. Outstanding principal under the Equipment Line of Credit Loan which is not subject to a current election to bear interest at the Equipment LIBOR-based Rate shall bear interest at the Base Rate plus one quarter of one percent (.25%) per annum. BORROWER shall make elections to have principal outstanding under the Equipment Line of Credit Loan subject to the Equipment LIBOR based Rate in accordance with the procedures set forth above for the Revolving Line of Credit Loan in Section I. D. (ii) above and, except as otherwise specifically set forth in this section, the terms and conditions of Section I. D. (ii) shall apply to all such elections, and outstanding principal under the Equipment Line of Credit which is subject to such an election shall constitute a LIBOR Advance for purposes of Section I. D.
(ii) above.

III. TERM LOANS. The BANK has and shall extend the term loans to the BORROWER described hereinbelow upon and subject to the terms and conditions set forth in the other Loan Documents and this Agreement. The term loans are as follow:

A. Leasehold Improvements Term Loan. Pursuant to the Old Loan Agreement, the BANK has extended to the BORROWER a term loan in the original principal amount of up to Six Hundred Twenty-three Thousand Dollars ($623,000.00) (the "Improvements Term Loan"), which loan is evidenced by a certain Term Loan Promissory Note dated August 11, 1993 made by the BORROWER to the BANK in the principal amount of Six Hundred Twenty-three Thousand Dollars ($623,000.00) (the Improvements Note"). BORROWER shall continue to make payments of principal and interest as provided under said Term Loan Promissory Note and this Agreement; provided, however, that the interest rate applicable to outstanding principal under the Improvements Term Loan shall be and hereby is amended to the following:

The interest rate applicable to principal outstanding from time to time under the Improvements Term Loan shall be as follows:

(i) Except as provided hereinbelow, principal outstanding under the Improvements Term Loan, if not subject to a LIBOR based rate of interest as provided hereinbelow, shall bear interest at a variable rate equal to the BANK's Base Rate (as defined in hereinabove), plus one-quarter of one percent (.25%) per annum. Each time the Base Rate changes, the interest rate applicable to outstanding principal under the Improvements Term Loan shall change contemporaneously with such change in the Base Rate. Interest shall be calculated and charged daily on the basis of actual days elapsed over a three hundred sixty(360)day Banking year.

(ii) The BORROWER may elect to have the entire amount, or any portion thereof (in increments of not less than $50,000), of principal outstanding under the Improvements Term Loan bear interest for one or more periods of thirty (30) to three hundred sixty (360) days each (but in any event each such period must be in increments of thirty (30) days) at a fixed rate (the "Improvements Term LIBOR-based Rate") equal to the LIBOR rate plus two and three-quarters percent (2.75%) per annum.
Outstanding principal under the Improvements Term Loan which is not subject to a current election to bear interest at the Improvements Term LIBOR-based Rate shall bear interest at the Base Rate plus onequarter of one percent (.25%) per annum. BORROWER shall make elections to have outstanding principal under the Improvements Term Loan subject to the Improvements Term LIBOR-based Rate in accordance with the procedures set forth above for the Revolving Line of Credit Loan in Section I. D. (ii) above and, except as otherwise specifically set forth in this section, the terms and conditions of Section I. D. (ii) shall apply to all such elections, and outstanding principal under the Improvements Term Loan which is subject to such an election shall constitute LIBOR Advances for purposes of
Section I. D. (ii).

To evidence the foregoing modification of the interest rate applicable to the Improvements Term Loan, the BORROWER shall execute and deliver to the BANK a Note Modification Agreement (Allonge) in form and substance satisfactory to the BANK with respect to the Improvements Note.

B. New Term Loan. The BANK shall extend to the BORROWER a new term loan in the maximum principal amount of up to One Million Five Hundred Thousand Dollars ($1,500,000.00) (the "New Term Loan"), upon and subject to the terms and conditions set forth in the Term Promissory Note of even date evidencing the New Term Loan, the other Loan Documents and this Agreement.

(1) Maximum Amount Advanced. The maximum amount available to the BORROWER to be advanced under the New Term Loan as of the date hereof shall be One Million Dollars ($1,000,000.00). Upon BORROWER certifying to BANK that the BORROWER has achieved cumulative Net Profits (as defined below) as at either the end of its third or fourth 1996 fiscal quarters of not less than ninety (90%) of the Net Profits projected for the 1996 fiscal year to date as set forth in the BORROWER's fiscal year 1996 budget dated November 2, 1995 a copy of which is attached hereto as Exhibit III. B. (1), then the remaining Five Hundred Thousand Dollars ($500,000.00) of principal shall be available to be advanced at the request of BORROWER under the New Term Loan.

(2) Repayment. The New Term Loan shall be repaid as provided in the Term Promissory Note of even date evidencing the New
Term Loan and in this Agreement.

(3) Interest. The interest rate applicable to principal outstanding from time to time under the New Term Loan shall be as follows:

(i) Except as provided hereinbelow, principal outstanding under the New Term Loan, if not subject to a LIBOR based rate of interest as provided hereinbelow, shall bear interest at a variable rate equal to the BANK's Base Rate (as defined in hereinabove), plus one-quarter of one percent (.25%) per annum. Each time the Base Rate changes, the interest rate applicable to outstanding principal under the New Term Loan shall change contemporaneously with such change in the Base Rate. Interest shall be calculated and charged daily on the basis of actual days elapsed over a three hundred sixty (360) day banking year.

(ii) The BORROWER may elect to have the entire amount, or any portion thereof (in increments of not less than $50,000), of principal outstanding under the New Term Loan bear interest for one or more periods of thirty (30) to three hundred sixty
(360) days each (but in any event each such period must be in increments of thirty (30) days) at a fixed rate (the "Term LIBOR-based Rate") equal to the LIBOR rate plus two and three quarters percent (2.75%) per annum. Outstanding principal under the New Term Loan which is not subject to a current election to bear interest at the Term LIBOR-based Rate shall bear interest at the Base Rate plus one-quarter of one percent (.25%) per annum. BORROWER shall make elections to have outstanding principal under the New Term Loan subject to the Term LIBOR-based Rate in accordance with the procedures set forth above for the Revolving Line of Credit Loan in Section I. D. (ii) above and, except as otherwise specifically set forth in this section, the terms and conditions of Section I. D. (ii) shall apply to all such elections, and outstanding principal under the New Term
Loan which is subject to such an election shall constitute
LIBOR Advances for purposes of Section I. D. (ii).

(4) Purposes. Amounts advanced to BORROWER under the New Term Loan shall be used solely for BORROWER's repayment of outstanding principal advanced for purposes of funding capital expenditures under the Revolving Line of Credit Loan and general corporate purposes.


IV. FEES. In addition to such other fees as are provided in this Agreement and in the other Loan Documents, BORROWER agrees to pay the BANK the fees set forth on Schedule B attached hereto.


V. PAYMENTS. All payments made by the BORROWER of principal and interest on the Loans, and other sums and charges payable under the Loan Documents, shall be made to the BANK in accordance with the terms of the respective Loan Documents in lawful United States of America currency at its office set forth above, or by the debiting by the BANK of the demand deposit account(s) in the name of the BORROWER at the BANK, or in such other reasonable manner as may be designated by the BANK in writing to the BORROWER. The BORROWER authorizes the BANK automatically to debit the BORROWER's demand deposit account as described above and in accordance with the Cash Management provisions set forth herein below.


VI. SECURITY. Each of the Loans and all other Obligations of the BORROWER to the BANK, whether now existing or hereafter arising, shall at all times be secured by perfected security interests in and liens on the Collateral (as hereinafter defined), which security interests and liens shall continue until payment in full of all amounts outstanding under said Loans and the other Obligations. Additionally, the full and punctual payment and performance of the Loans and all other Obligations of BORROWER is guaranteed by the Subsidiary pursuant to the Guaranties. The term "Collateral" as used herein shall be deemed to include all property and assets of the BORROWER and Subsidiary secured, mortgaged, pledged, assigned, or otherwise encumbered or covered heretofore or hereafter by any of the Loan Documents, including, but not limited to the Security Agreements. The BORROWER and the Subsidiary covenant and agree to take such further actions and to execute such additional documents as may be necessary from time to time to enable the BANK to obtain and maintain the security interests and liens arising under the Loan Documents. If the Collateral includes accounts and account receivables of BORROWER, then, in addition to such other rights and remedies as are provided the BANK under the Loan Documents, the BORROWER agrees that BANK may communicate with account debtors in order to verify the existence, amount, and terms of any such accounts and account receivables. Upon an Event of Default, BANK may notify account debtors of the BANK's security interest and require that payments on accounts and account receivables be made directly to BANK, and upon the request of BANK, BORROWER shall notify account debtors and indicate on all billings that payments and returns are to be made directly to BANK. In furtherance of the foregoing, upon an Event of Default, BORROWER hereby appoints BANK as attorney irrevocable with full power to collect, compromise, endorse, sell, or otherwise deal with the BORROWER's accounts and account receivables or proceeds thereof and to perform the terms of any contract in order to create accounts and account receivables in BANK's name or in the name of BORROWER.


VII. SUBORDINATION AND STANDBY OF DEBT. The BORROWER and Subsidiary covenant and agree that all existing debt of BORROWER to Subsidiary and all future debt if permitted hereunder from BORROWER to Subsidiary, shall be and hereby is, without need for further writing, made subject and subordinate to the prior payment and performance of all the Loans and other Obligations of BORROWER. The Subsidiary further covenant and agree that any claims against the BORROWER (or against each other or any other Subsidiary of the Loans), individually or jointly, to which the Subsidiary may become entitled (including, without limitation, claims by subrogation or otherwise by reason of any payment or performance by the Subsidiary, individually or jointly, in satisfaction and discharge, in whole or in part, of his or their obligations under the Guaranty) shall be and hereby are, without need for further writing, subject and subordinate to the payment and performance in full of all of the Loans and other Obligations due the BANK. In furtherance of the foregoing, the BORROWER and Subsidiary shall provide such subordinations, certificates, and other documents, and shall mark its corporate books, records, stock certificates, and ledgers, as the BANK may reasonably request from time to time, in form and substance satisfactory to BANK and BANK's counsel, evidencing the subordination of all debt of BORROWER to Subsidiary, whether now existing or hereafter arising, in accordance with the covenants of BORROWER and Subsidiary hereunder.


VIII. CONTINUING REPRESENTATIONS AND WARRANTIES. The BORROWER and the Subsidiary, as the case may be, jointly and severally warrant and represent to the BANK that so long as any of the Obligations are outstanding:

A. Good Standing. BORROWER and each of the Subsidiary is duly organized, validly existing, and in good standing under the laws of its state of organization and is qualified to do business in all other jurisdictions where the nature of the business conducted or property owned by BORROWER or the Subsidiary require it to be so qualified. BORROWER and each of the Subsidiary has the power to own its properties and to carry on its business as now being conducted.

B. Authority. BORROWER and Subsidiary have full power and authority to enter into this Agreement and to borrow under the Loan Documents, to execute and deliver the Loan Documents and to incur the obligations provided for herein and in the Loan Documents, all of which have been duly authorized by all proper and necessary corporate or other action. The persons executing the Loan Documents on behalf of the BORROWER and the Subsidiary have been duly authorized to do so.

C. Binding Agreement. This Agreement and the Loan Documents constitute the valid and legally binding obligations of the BORROWER and Subsidiary, enforceable in accordance with their terms.

D. Litigation. There are no suits or proceedings of any kind or nature pending or, to the knowledge of the BORROWER and Subsidiary, threatened against or affecting the BORROWER or the Subsidiary or their assets which, if adversely determined, would have a material adverse affect on the financial condition or business of the BORROWER or the Subsidiary and which have not been disclosed in writing to the BANK.

E. Conflicting Agreements; Consents. There is no charter, bylaw, preference stock, or trust provision of the BORROWER or the Subsidiary, and no provision(s) of any existing mortgage, indenture, contract or agreement binding on the BORROWER or the Subsidiary or affecting their property, which would conflict with, have a material adverse affect upon, or in any way prevent the execution, delivery, or performance of the terms of this Agreement or the Loan Documents. Neither the BORROWER nor the Subsidiary is required to obtain any order, consent, approval, authorization of any person, entity, or governmental authority in connection with or as a condition to the execution, delivery, and performance of this Agreement or the Loan Documents or the granting of the security interests and liens in the Collateral.

F. Financial Condition. The financial statements delivered to the BANK by the BORROWER and the Subsidiary have been and shall be prepared in accordance with generally accepted accounting principles, consistently applied, are and will be complete and correct, and fairly present the financial condition and results of the BORROWER and the Subsidiary. Other than those liabilities disclosed in writing to the BANK, there are no liabilities, direct or indirect, fixed or contingent, of the BORROWER or the Subsidiary which are not reflected in the financial statements or in the notes thereto which would be required to be disclosed therein and there has been no material adverse change in the financial condition or operations of the BORROWER or the Subsidiary since the date of such financial statements.

G. Taxes. BORROWER and Subsidiary have filed all federal, state and local tax returns required to be filed by them and have paid all taxes shown by such returns to be due and payable on or before the due dates thereof.

H. Solvency. The present fair saleable value of the BORROWER's assets is greater than the amount required to pay its total liabilities; the amount of the BORROWER's capital is adequate in view of the type of business in which it is engaged.

I. Full Disclosure. None of the information with respect to the BORROWER or the Subsidiary which has been furnished to the BANK in connection with the transactions contemplated hereby is false or misleading with respect to any material fact, or omits to state any material fact necessary in order to make the statements therein not misleading. Notwithstanding the foregoing, the BANK acknowledges that the future budgets and financial projections provided by the BORROWER are based upon good faith assumptions and BORROWER cannot warrant that the same will be true and accurate.

J. Employee Benefit Plans. To BORROWER's knowledge, all Plans (as hereinafter defined) which are pension plans as defined in
Section 3(2) of the Employment Retirement Income Security
Act of 1974, as amended ("ERISA"), qualify under Section 401 of the Internal Revenue Code of 1986 (as amended, the "IRC"), and all Plans are in compliance with the provisions of the IRC and ERISA, and have been administered in accordance with their terms. The term "Plan" means any pension plan, as defined in
Section 3(2) of ERISA and any welfare plan, as defined in
Section 3(1) of ERISA, which is sponsored, maintained or contributed to by BORROWER or any commonly controlled entity, or in respect of which BORROWER or a commonly controlled entity is an "employer" as defined in Section 3(5) of ERISA. To BORROWER's knowledge, and except with respect to events which would not have a material adverse affect on BORROWER's business or financial condition:

(i) Prohibited Transactions. None of the Plans has participated in, engaged in or been a party to any non-exempt "prohibited transaction" as defined in ERISA or the IRC, and no officer, director or employee of BORROWER has committed a breach of any of the responsibilities or obligations imposed upon fiduciaries by Title I or ERISA.

(ii) Claims. There are no contested claims, pending or threatened, involving any Plan which is a pension plan by a current or former employee (or beneficiary thereof) of BORROWER, nor is there any reasonable basis to anticipate any claims involving any such Plan.

(iii) Reporting and Disclosure Requirements. There have been no violations of any reporting or disclosure requirements with respect to any Plan and no such Plan has violated applicable law, including but not limited to ERISA and the IRC.

(iv)    "Accumulated Funding Deficiency"; Reportable
Event. No Plan which is a defined benefit pension plan has (a) incurred an "accumulated funding deficiency" (within the meaning of Section 412(a) of the IRC), whether or not waived,
(b) been a plan with respect to which a Reportable Event (to the extent that the reporting of such events to the Pension Benefit Guaranty Corporation (the "PBGC") within thirty (30) days of the occurrence has not been waived) has occurred and is continuing, or (c) been a Plan with respect to which there exists conditions or events which have occurred presenting a risk of termination by PBGC.

(v) Multiemployer Plan. No Plan which is a multiemployer pension plan (as defined in Section 414(f) of the IRC) to which BORROWER contributes has been a plan with respect to which BORROWER has received any notification that such Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA and no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated within the meaning of Title IV of ERISA. BORROWER has not withdrawn from, or incurred any withdrawal liability to, any multiemployer plan.

(vi) COBRA. There has been no violation of the applicable requirements of Section 4980B of the IRC pertaining to COBRA continuation coverage with respect to any Plan.

(vii) Employee Welfare Benefit Plans. No Plan which is a medical, dental, health, disability, insurance or other plan or arrangement, whether oral or written, which constitutes an "employee welfare benefit plan" as defined in Section 3(1) of ERISA, has any unfunded accrued liability or provides benefits to former employees or retirees (except as may be required by COBRA).

K. Location of Records. All of the books and records or true and complete copies thereof relating to the accounts and contracts of the BORROWER and each of the Subsidiary are and will be kept at BORROWER's principal place of business located at the address first set forth above (the "Premises").

L. Compliance with Laws. The BORROWER and the Subsidiary are in compliance in all material respects with all laws and governmental rules and regulations applicable to the Collateral and to their businesses, properties and assets.

M. Hazardous Waste. No Hazardous Waste (as hereinafter defined) has been generated, stored or treated on any of the premises occupied by BORROWER, except in compliance with all applicable laws. No Hazardous Waste has ever been, is being, is intended to be, or is threatened to be spilled, released, discharged, disposed, placed or otherwise caused to be found in the soil or water in, under, or upon any of the premises occupied by the BORROWER. The BORROWER and the Subsidiary agree to indemnify and hold the BANK harmless from and against any claims, damages, liabilities (whether joint or several), losses and expenses (including, without limitation, attorneys' fees) incurred by the BANK as a result of the breach of these representations. For the purpose of this Agreement, the term "Hazardous Waste" means "hazardous waste", "hazardous material", "hazardous substance", and "oil" as presently defined in the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and
Liability Act, the Hazardous Material Transportation Act, the Federal Water Pollution Control Act, and corresponding state and local statutes, ordinances, and regulations, as such statutes, ordinances and regulations may be amended, or as defined in any federal or state regulation adopted pursuant to such acts.

N. Title to Collateral. BORROWER and the Subsidiary have and will at all times have good and marketable title to the Collateral, free and clear from any liens, security interests, mortgages, encumbrances, pledges or other right, title or interest of any other person or entity, except those arising under the Loan Documents or disclosed to the BANK in the Security Agreement ("Permitted Encumbrances").

O.  Employees.   BORROWER and each of the Subsidiary has
complied with all laws relating to the employment of labor, including any provisions thereof relating to ERISA, wages, hours, collective bargaining, the payment of social security and similar taxes, equal employment opportunity, employment discrimination and occupational safety and health, and is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.


IX. AFFIRMATIVE COVENANTS. Until payment in full of all indebtedness under the Loans and the other Obligations, the BORROWER and the Subsidiary, as the case may be, jointly and severally agree that, unless the BANK shall otherwise consent in writing, they will:

A. Prompt Payment. Pay promptly, subject to any applicable cure or grace period, when due all amounts due and owing to the BANK.

B. Use of Proceeds. Use the proceeds of the Loans only for business purposes and will furnish the BANK with such evidence as it may reasonably require with respect to such use.

C. Financial Statements. Furnish the BANK with such financial statements of BORROWER and the reports of its parent, Green Mountain Coffee, Inc., as are described on Schedule B attached hereto. All such statements shall be prepared on a consistent basis in a format reasonably acceptable to the BANK.

D. Maintenance of Existence. Take all necessary action to maintain BORROWER's and each of the Subsidiary legal existence.

E. Maintenance of Business. Do or cause to be done all things necessary to maintain and preserve BORROWER's and each of the Subsidiary business.

F. Maintenance of Insurance. Keep all of BORROWER's and each of the Subsidiary properties (specifically including, but not limited to, the Collateral) adequately insured against loss or damage by fire and such other casualties and hazards as the BANK may specify from time to time; maintain adequate Workman's Compensation Insurance under applicable laws and Comprehensive General Public Liability Insurance; and maintain adequate insurance covering such other risks as the BANK may reasonably specify from time to time hereafter. All insurance required hereunder shall be effected by valid and enforceable policies issued by insurers of recognized responsibility authorized to transact business within the State of New Hampshire and shall, inter alia, (1) name the BANK as an additional insured and/or loss payee, (2) provide that no action of the BORROWER shall void any such policy as to the BANK, and (3) provide that the BANK shall be notified in writing of any proposed cancellation of such policy at least ten (10) days in advance thereof and will have the opportunity to correct any deficiencies justifying such proposed cancellation. For the purposes of this Paragraph, an insurance policy shall be deemed to be "adequate" if it provides coverage against such risks and in such amounts as is customarily carried by owners of similar businesses and properties.

G. Inspection by the BANK. Upon prior reasonable notice (other than in emergencies when no notice shall be required) and during normal business hours, permit any person designated by the
BANK to inspect any of its properties, including its books, records, and accounts (and including the making of copies thereof and extracts therefrom) during normal business hours. BORROWER also agrees that the BANK may conduct regular field examination audits of the BORROWER's books, records, accounts, inventory, and other property up to three (3) times during each of BORROWER's fiscal years and that BORROWER shall pay the BANK a fee of $350.00 per day for such audits plus all costs and expenses incurred by BANK in connection with such audits.

H. Prompt Payment of Taxes. Accrue its tax liability (including withholdings for employee taxes and social security) in accordance with usual accounting practice and pay or discharge (or cause to be paid or discharged) as they become due all taxes, assessments, and government charges upon its property, perations, income and products (as well as all claims for labor, materials or supplies), which, if unpaid might become a lien upon any of its property; provided, that the BORROWER shall, prior to payment thereof, have the right to contest such taxes, assessments and charges in good faith by appropriate proceedings so long as the BANK's interests are protected by bond, letter of credit, escrowed funds or other appropriate security.

I.  Notification of Default Under This and Other Loan or
Financing Arrangements. Promptly notify the BANK in writing of the occurrence of any Event of Default under this Agreement or any other loan or financing arrangement.

J. Notification of Litigation. Promptly notify the BANK in writing of any litigation that has been instituted or is pending or threatened which might have a material adverse affect on its continued operations or financial condition.

K. Notification of Governmental Action. Promptly notify the BANK in writing of any governmental investigation or proceeding that has been instituted or is pending or threatened, including without limitation, matters relating to the federal or state tax returns of the BORROWER or the Subsidiary, compliance with the Occupational Safety and Health Act, or proceedings by the Treasury Department, Labor Department, or Pension Benefit Guaranty Corporation with respect to matters affecting employee welfare, benefit or retirement programs.

L. Preservation of the Collateral. Take all reasonably necessary steps to preserve, protect and defend the Collateral and keep it in good operating condition and repair (reasonable wear and tear excepted) and free of unpermitted liens and give BANK access to and permit it to inspect the Collateral during all business hours and other reasonable times.

M. Maintenance of Records. Keep adequate records and books of account, in which complete entries will be made in a manner reasonably acceptable to the BANK and consistently applied, reflecting all financial transactions of the BORROWER.

N. Compliance With Laws. Comply in all material respects with all applicable laws, rules, regulations, and orders, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments, and governmental charges imposed upon it or upon its property; provided, however, that BORROWER shall be entitled to contest the same in good faith so long as such action, in the BANK's sole opinion, does not have an adverse affect upon the BANK's rights hereunder or the Collateral.

O. Accounts, Deposits, and Balances. BORROWER shall maintain its primary operating and deposit accounts with the BANK. BORROWER shall maintain at all times during which amounts are outstanding under any of the Loans, a minimum balance in a demand deposit account with the BANK of fully collected funds which are not subject to any claims, liens or setoffs (other than those of the BANK) at least in the amount set forth on Schedule B attached hereto.

P. Notification of Material Adverse Changes. Promptly notify the BANK in writing of any conditions or circumstances which might have a material adverse effect on BORROWER's continued operations or financial condition.

Q. Additional Financial and Other Covenants. Comply with the additional financial and other covenants set forth on Schedule
B attached hereto.



X. NEGATIVE COVENANTS. Until payment in full of all indebtedness under the Loans and the other Obligations, the BORROWER and the Subsidiary jointly and severally covenant that the BORROWER and the Subsidiary will not, without the express prior written consent of the BANK:

A. Nature and Scope of Business. Enter into any type of business other than that in which it is presently engaged, or otherwise significantly change the scope or nature of its business.

B. Additional Indebtedness. Incur indebtedness for borrowed money (or issue or sell any of its bonds, debentures, notes or similar obligations) except: (1) borrowings under the Loans; (2) other Obligations to the BANK; (3) borrowings used to prepay in full the Obligations; (4) ordinary unsecured trade account payables; and (5) borrowings up to the aggregate maximum principal amount of Three Hundred Thousand Dollars ($300,000.00) in each fiscal year to be used solely to acquire vehicles, equipment and machinery for use by the BORROWER in the ordinary course of its business.

C. Liens and Mortgages. Incur, create, assume or suffer to exist any mortgage, pledge, lien, attachment, charge or other encumbrance of any nature whatsoever on any of the Collateral, now or hereafter owned, other than (1) the security interests or liens granted to the BANK pursuant to the Loan Documents; (2) deposits under Workmen's Compensation, Unemployment Insurance and Social Security laws; (3) liens imposed by law, such as carriers, warehousemen's or mechanic's liens incurred in good faith in the ordinary course of business, and which do not in the aggregate have a material adverse effect on the BORROWER's financial condition or the Collateral; (4) the Permitted Encumbrances; and (5) purchase money security interests securing only borrowings permitted under clause (5) of Paragraph B of this Section X.

D.  Capital Structure; Acquisition of Stock.  Alter or amend the
BORROWER's capital structure or purchase, redeem or otherwise acquire for value any of its outstanding capital stock.

E. Ownership; Management. Change the current executive management of BORROWER limited to Robert P. Stiller and Robert
D. Britt.

F. Places of Business; Location of Collateral. Maintain or relocate to, open or close, any other place of business or move any of the Collateral from the Premises, except upon thirty (30) days prior written notice to the BANK.



XI. CONDITIONS PRECEDENT TO MAKING OF LOANS. The obligation of the BANK to make any Loan and make disbursements and advances of the proceeds of the same to the BORROWER is subject to the satisfaction by the BORROWER or its representatives of the following conditions precedent with respect to such Loan: (1) the BORROWER and the Subsidiary have executed and delivered all of the Loan Documents deemed appropriate and necessary by the BANK, in form and substance satisfactory to the BANK, including, but not limited to, the documents described on the Closing Agenda attached hereto as Schedule C; (2) the BORROWER's and Subsidiary's warranties and representations as contained herein and in the Loan Documents shall be accurate and complete and BANK has received satisfactory evidence of the same, including, at BANK's option, an opinion of BORROWER's legal counsel to that effect; and (3) the BORROWER and Subsidiary shall not be in default under any of the covenants, warranties, representations, terms, or conditions contained in this Agreement or in the Loan Documents as of the date of entering into such Loan and as of the date of each disbursement and advance thereunder.



XII. EVENTS OF DEFAULT; ACCELERATION. The occurrence of any one or more of the following events shall constitute a default under this Agreement, each of the Loan Documents, and each of the Obligations (individually, an "Event of Default", and collectively, "Events of Default"): (1) if any statement, representation or warranty made by the BORROWER or Subsidiary in this Agreement or in any of the Loan Documents, or in connection with any of the same, or if any financial statement, report, schedule, or certificate furnished by the BORROWER or Subsidiary or any of its officers or accountants to the BANK, shall prove to have been false or misleading when made, or subsequently becomes false or misleading, in any material respect (as determined in the BANK's sole discretion); (2) default by the BORROWER in payment on its due date of any principal or interest called for under any of the Loans or the Loan Documents, or of other amounts due under any other of the Obligations, or other event of default under the Loan Documents or the other Obligations, provided such default is not cured within any applicable grace period thereunder; (3) default by the BORROWER in the performance or observance of any of the provisions, terms, conditions, warranties or covenants of this Agreement, the Loan Documents, or any other of the Obligations; (4) the dissolution, termination of existence, merger or consolidation of the BORROWER or a sale of BORROWER's business or the Collateral not in the ordinary course of business; (5) the BORROWER or the Subsidiary shall (a) apply for or consent to the appointment of a receiver, trustee or liquidator of it or any of its property,
(b) make a general assignment for the benefit of creditors, (c) be adjudicated as bankrupt or insolvent, (d) file a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation under any law or statute, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law or statute, or
(e) offer or enter into any composition, extension or arrangement seeking relief or extension of its debts; (6) proceedings shall be commenced or an order, judgment or decree shall be entered, without the application, approval or consent of the BORROWER, in or by any court of competent jurisdiction, relating to the BANKRUPTCY, dissolution, liquidation, reorganization or the appointment of a receiver, trustee or liquidator of the BORROWER or Subsidiary, or of all or a substantial part of its assets, and such proceedings, order, judgment or decree shall continue undischarged or unstayed for a period of sixty (60) days; (7) BORROWER's inability to pay its debts as they mature or other act of insolvency, however defined and determined by the BANK in a commercially reasonable manner;
(8) a judgment for the payment of money exceeding $100,000.00 shall be rendered against the BORROWER and the same shall remain undischarged for a period of thirty (30) days, during which period execution shall not be effectively stayed; or (9) if BANK in good faith and in a commercially reasonable manner otherwise deems itself insecure within the meaning of New Hampshire RSA 382A:1-208 (as amended).

Upon the occurrence of any Event of Default, the BANK's commitment to make further Loans under the Loan Documents or any other agreement with the BORROWER, and to make any advances or disbursements under any Loan, shall immediately cease and terminate and, at the election of the BANK, all of the Obligations of the BORROWER to the BANK, either under this Agreement, the Loan Documents, or otherwise, will immediately become due and payable without further demand, notice or protest, all of which are hereby expressly waived. Thereafter, the BANK may proceed to protect and enforce its rights, at law, in equity, or otherwise, against the BORROWER, the Subsidiary, and any other endorser or Subsidiary of the BORROWER's Obligations, either jointly or severally, and may proceed to liquidate and realize upon any of its Collateral in accordance with the rights of a secured party under the Uniform Commercial Code, under any other applicable law, under any Loan Documents, under any other agreement between the BORROWER and the BANK, or under any agreement between any Subsidiary or endorser of the BORROWER's Obligations to the BANK, and to apply the proceeds thereof to payment of the Obligations of the BORROWER to the BANK in such order and in such manner as the BANK, in its sole discretion, deems appropriate.


XIII.  MISCELLANEOUS PROVISIONS.

A. Entire Agreement; Waivers. This Agreement, the Schedules hereto, and the Loan Documents together constitute the entire agreement between the BORROWER, the Subsidiary and the BANK and no covenant, term, condition or other provision thereof nor any default in connection therewith may be waived except by an instrument in writing, signed by the BANK and delivered to the BORROWER. The BANK's failure to exercise or enforce any of its rights, powers or privileges under this Agreement or the Loan Documents shall not operate as a waiver thereof. In the event of any conflict between the terms, covenants, conditions and restrictions contained in the Loan Documents, the term, covenant, condition or restriction which confers the greatest benefit upon the BANK shall control. The determination as to which term, covenant, condition or restriction is more beneficial shall be made by the BANK in its sole discretion.

B. Remedies Cumulative. All remedies provided under this Agreement and the Loan Documents or afforded by law shall be cumulative and available to the BANK until all of the BORROWER's Obligations to the BANK have been paid in full.

C. Survival of Covenants. All covenants, agreements, representations and warranties made in this Agreement and in the Loan Documents shall be deemed to be material and to have been relied on by the BANK, notwithstanding any investigation made by the BANK or in its behalf, and shall survive the execution and delivery of this Agreement and the Loan Documents. All such covenants, agreements, representations and warranties shall bind and inure to the benefit of the BORROWER's, the Subsidiary's, and the BANK's successors and assigns, whether so expressed or not.

D. Governing Law; Jurisdiction. This Agreement and the Loan Documents shall be construed and their provisions interpreted under and in accordance with the laws of the State of New Hampshire. The BORROWER and the Subsidiary, to the extent they may legally do so, hereby consent to the jurisdiction of the courts of the State of New Hampshire and the United States District Court for the State of New Hampshire for the purpose of any suit, action or other proceeding arising out of any of their obligations hereunder or with respect to the transactions contemplated hereby, and expressly waive any and all objections they may have to venue in any such courts.

E. Assurance of Execution and Delivery of Additional Instruments. The BORROWER and Subsidiary agree to execute and deliver, or to cause to be executed and delivered, to the BANK all such further instruments, and to do or cause to be done all such further acts and things, as the BANK may reasonably request or as may be necessary or desirable to effect further the purposes of this Agreement and the Loan Documents.

F.  Waivers and Assents.  The BORROWER, the Subsidiary, and any
other Subsidiary or endorser of the BORROWER's Obligations to the BANK, hereby waive, to the fullest extent permitted by law, all rights to marshalling of assets and all rights to demand, notice, protest, notice of acceptance of this Agreement and the
Loan Documents, notice of Loans made, credit extended,
Collateral received or delivered or other action taken in
reliance hereon and all other demands and notices of any
description with respect both to the Loan Documents and the
Collateral.   Each Subsidiary further waives all defenses based
upon suretyship or impairment of collateral and all defenses which the BORROWER may assert on the Obligations, including, but not limited to, failure of consideration, breach of warranty, fraud, payment, statute of frauds, BANKRUPTCY, lack of legal capacity, statute of limitations, lender liability, accord and satisfaction, and usury. The BORROWER and Subsidiary assent to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of Collateral, to the addition or release of any party or person primarily or secondarily liable, to the acceptance of partial payments thereon and the settlement, compromising or adjusting of any thereof, all in such manner and at such time or times as the BANK may deem advisable.

G. No Duty of the BANK With Respect to the Collateral. Except as may otherwise be specifically required under the Uniform Commercial Code, the BANK shall have no duty as to the collection or protection of Collateral or any income thereon, nor as to the preservation of rights against prior parties, nor as to the preservation of any rights pertaining thereto, beyond the safe custody thereof.

H. Election of the BANK. The BANK may exercise its rights with respect to Collateral without resorting or regard to other collateral or sources of reimbursement for the Obligations of BORROWER to the BANK.

I. Assignment. If at any time, by assignment or otherwise, the BANK transfers its rights in any of the BORROWER's or Subsidiary's Obligations and its rights in Collateral therefor, in whole or in part, such transfer shall carry with it the powers and rights of the BANK under this Agreement, the Loan Documents, and the Collateral so transferred and the transferee shall become vested with such powers and rights whether or not they are specifically referred to in the instrument evidencing the transfer. If, and to the extent that the BANK retains such rights and Collateral, the BANK shall continue to have the rights and powers herein set forth with respect thereto. This Agreement and the Loan Documents shall be binding upon and inure to the benefit of the BANK, the BORROWER and the Subsidiary, their successors, assigns, heirs and personal representatives; provided, however, the rights and obligations of the BORROWER and the Subsidiary are not assignable, delegable or transferable without the consent of the BANK. All of the rights of the BANK under this Agreement and the Loan Documents shall inure to the benefit of any participating BANK or BANKS and its or their successors and assigns.

J. Expenses; Proceeds of Collateral. The BORROWER and the Subsidiary covenant and agree that they shall pay to the BANK, on demand, any and all reasonable out-of-pocket expenses, including reasonable attorneys' fees, court costs, sheriffs' fees, and other expenses incurred or paid by the BANK in protecting and enforcing its rights under this Agreement, the Loan Documents, and the other Obligations, including the costs of preparation of any amendments, modifications, consents, or waivers in respect of the Loan Agreements or the Loan Documents, and all filing, auditing, accounting, and appraisal fees. After deducting all of said expenses and the reasonable expenses of retaking, holding, preparing for sale, selling and the like, the residue of any proceeds of collections or sale of Collateral shall be applied to the payment of principal of or interest on Obligations of the BORROWER to the BANK in such order or preference as the BANK may determine, and any excess shall be returned to the BORROWER (subject to the provisions of the Uniform Commercial Code) and the BORROWER shall remain liable for any deficiency.

K.  The BANK's Right of Offset.  The BORROWER and the
Subsidiary hereby grant the BANK a continuing security interest in, and the right to set off against, any deposits or other sums at any time credited or due from the BANK to the BORROWER or the Subsidiary, and any securities or other property of the BORROWER or Subsidiary which at any time are in the possession of the BANK, for the payment of any Obligations due the BANK.
The BANK may apply or set off such deposits or other sums against the BORROWER's Obligations whether or not the Collateral is considered by the BANK to be adequate. The
BORROWER and the Subsidiary expressly grant to the BANK the right to set off and apply such deposits and sums without having to resort to recourse to any other Collateral in which the BANK has a security interest.

L. Notices. All notices, requests, demands and other communications provided for hereunder shall be in writing
(including telegraphic communication) and shall be either mailed by certified mail, return receipt requested, or delivered by overnight courier service, to the applicable party at the addresses set forth in this Agreement.

M. Savings Clause. Any provision of this Agreement or any of the Loan Documents which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

N. Term of this Agreement and the Loan Documents. This Agreement and the Loan Documents shall remain in full force and effect until all of the Obligations have been paid in full, all of the terms, conditions and covenants under the Loan Documents have been performed, and all commitments of the BANK advance funds under any of the Loans have terminated.

O. Interest Rate Provisions. The interest rate provisions of each of the Obligations are subject to the condition that in no event shall the amount paid or agreed to be paid to the holder of such Obligation which is deemed interest under applicable law exceed the maximum rate of interest on the unpaid principal balance of such Obligation allowed by applicable law, if any, (the "Maximum Allowable Rate"). For purposes hereof, "applicable law" shall mean the law in effect on the date hereof, except that if there is a change in such law which results in a higher Maximum Allowable Rate being applicable to the Obligation subject thereto, then such Obligation shall be governed by such amended law from and after its effective date. In the event that fulfillment of any provisions of any Obligation results in the interest rate thereunder being in excess of the Maximum Allowable Rate, then amount to be paid thereunder resulting in an excessive interest rate shall automatically be reduced to eliminate such excess. If notwithstanding the foregoing, the holder of such Obligation receives an amount which under applicable law would cause the interest rate thereunder to exceed the Maximum Allowable Rate, the portion thereof which would be excessive shall automatically be applied to and deemed a prepayment of the unpaid principal balance under such Obligation and not a payment of interest.

P. Affirmation of Loan Documents and Obligations. Each of the BORROWER and the Subsidiary hereby stipulate, admit, agree, acknowledge, represent, and warrant, that each of the Loan
Documents is valid, binding and enforceable in accordance with its respective terms, including, without limitation, all demand features thereof, and that the Obligations are valid, proper, legal, binding, and enforceable and are absolutely due and owing without any counterclaim, cause of action, offset, reduction or defense of any kind as against the BANK, and that all of the Loan Documents shall continue in full force and effect in accordance with the terms thereof, except to the extent otherwise specifically provided under this Agreement.
Q. Affirmation of Mortgages and Security Interests. Each of BORROWER and the Subsidiary hereby stipulate, admit, acknowledge, agree, represent and warrant, that the BANK holds valid, duly, and properly perfected and recorded mortgages and security interests in all of the Collateral described in the Loan Documents, and that such mortgages and security interests are enforceable in accordance with their terms, without offset, reduction or defense of any kind or nature.

R.  Waiver of Jury Trial.  THE BORROWER AND EACH OF THE
Subsidiary WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY OF
ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT OR ANY
OF THE LOAN DOCUMENTS,  AND AGREES THAT ANY SUCH DISPUTE SHALL
BE TRIED BEFORE A JUDGE  SITTING WITHOUT A JURY.


IN WITNESS WHEREOF, the BANK, the BORROWER, and the Subsidiary have executed this Agreement all as of the day and year first above written.


                              FLEET BANK-NH

/s/ Catherine A. Consentino   By: /s/ Andre P. Pelletier
- ---------------------------       ----------------------------------
Witness                           Andre P. Pelletier, Vice President




                              GREEN MOUNTAIN COFFEE ROASTERS, INC.

/s/ Betty Omansky             By: /s/ Robert D. Britt
- -----------------                 ---------------------------------
Witness                           Robert D. Britt,
                                  Chief Financial Officer





                              GREEN MOUNTAIN COFFEE ROASTERS
                              FRANCHISING CORPORATION


/s/ Betty Omansky             By: /s/ Robert D. Britt
- -----------------                 --------------------------------
Witness                           Robert D. Britt,
                                  Chief Financial Officer


STATE OF  New Hampshire
COUNTY OF  Hillsborough

On this, the 12th day of April, 1996, before me, the undersigned officer, personally appeared Andre P. Pelletier, who acknowledged himself to be a Vice President of Fleet BANK -
NH, a BANK and that he, as such Vice President, being authorized so to do, executed the foregoing instrument for the purposes therein contained on behalf of said BANK.

                              Before me,

                             /s/ Catherine Consentino
                             -----------------------
                             Justice of the Peace


STATE OF  Vermont
COUNTY OF  Washington

On this, the 12th day of April, 1996, before me, the undersigned officer, personally appeared Robert D. Britt, who acknowledged himself to be the Chief Financial Officer of Green Mountain Coffee Roasters, Inc., a corporation and that he, as such officer, being authorized so to do, executed the foregoing instrument for the purposes therein contained on behalf of said corporation.

                             Before me,
                             /s/ Betty Omansky
                             -----------------
                             Notary Public

STATE OF  Vermont
COUNTY OF Washington

On this, the 12th day of April, 1996, before me, the undersigned officer, personally appeared Robert D. Britt, who acknowledged himself to be the Chief Financial Officer of Green Mountain Coffee Roasters Franchising Corporation, a corporation and that he, as such officer, being authorized so to do, executed the foregoing instrument for the purposes therein contained on behalf of said corporation.

                             Before me,

                             /s/ Betty Omansky
                             -----------------
                             Notary Public

                           FLEET BANK - NH
                      COMMERCIAL LOAN AGREEMENT

                             SCHEDULE A

            BORROWING BASE AND CASH MANAGEMENT PROVISIONS

I.  Percentages and Definitions for determination of BORROWER's
Revolving Line of Credit Borrowing Base under Section  I. A.

Applicable Percentage of Acceptable Accounts: 80%

Applicable Percentage of Acceptable Inventory: 50%, up to
maximum dollar amount attributable to such inventory of
$1,500,000.00

Definition of Acceptable Accounts: The term "Acceptable Accounts" means those of the BORROWER's accounts and accounts receivable as the BANK determines to be satisfactory, in the BANK's sole discretion determined in good faith and in a commercially reasonable manner. Subject to the foregoing, "Acceptable Accounts" shall be accounts of the BORROWER: (i) which arise in the ordinary course of BORROWER's business from BORROWER's performance of services or sale of goods which have been performed or sold; (ii) which are not more than sixty (60) days old from the due date of the invoice; (iii) which are not evidenced by a promissory note or other instrument; (iv) which are payable in U.S. Dollars; (v) which are owed by any customer whose principal place of business is within the United States or any foreign accounts which are FCIA-insured or secured by a letter of credit acceptable to the BANK; (vi) which are owed by any corporation or other entity other than one which is related to the BORROWER, or is of common ownership with the BORROWER, or could be treated as a member of the same controlled group of corporations of which the BORROWER is a member; (vii) which constitute valid, binding, and enforceable obligations of account debtors which are not subject to any claim, counterclaim, set off, credit, allowance, or chargeback; (viii) as to which the BORROWER has received no notice and has no knowledge as to whether the account debtor (or any Subsidiary or endorser thereof) is BANKRUPT or insolvent, or any other facts which make the collection of the account doubtful; (ix) which are not owed by any person employed by, or salesman of, the BORROWER; (x) which do not arise out of the sale by the BORROWER of goods consigned or delivered to the BORROWER on "sell or return" terms (whether or not compliance has been made with Section 2-326 of the UCC); and (xi) which do not arise out of any sale made on a "bill and hold", dating, or delayed shipping basis. Accounts payable by BORROWER to any account debtor shall be netted against accounts due from such debtor.

Definition of Acceptable Inventory:   The term "Acceptable
Inventory" shall mean BORROWER's inventory, valued at the lower of cost on a "first-in/first-out" basis or fair market value, which is owned for sale in the ordinary course of BORROWER's business as presently conducted by it and held by BORROWER at its principal place of business in Waterbury, Vermont or at a wholesale warehouse facility, and, in all cases, which is subject to a valid and prior, fully perfected security interest of BANK, free of all security interests or liens of any other person.

The following inventory will not, in any event, constitute
Acceptable Inventory:

(a) inventory which is obsolete, not in good condition, not of merchantable quality or saleable in the ordinary course of business or which is subject to defects which would affect its market value;

(b)  supplies and packaging materials and labels;

(c) inventory which BANK, in its sole discretion exercised in good faith, determines to be ineligible because of age, type, category, or quantity; and

(d) inventory in the possession of any person other than BORROWER, except to the extent that the BANK has a valid and prior, fully perfected security interest in inventory held by any person other than the BORROWER.

BORROWER shall furnish the BANK on at least a quarterly basis (or more frequently if the BANK should request) with a Borrowing Base Certificate substantially in the form attached hereto as Exhibit A-1, which shall be accompanied by aging reports and inventory summary reports by location and product, all in a form reasonably acceptable to the BANK.

The acceptance of or characterization by the BANK of any account as an Acceptable Account or inventory as Acceptable Inventory shall not be deemed a determination by the BANK as to its actual value nor in any way obligate BANK to accept any account arising subsequently from such debtor to be, or to continue to deem such account to be, an Acceptable Account. All accounts and inventory of BORROWER whether Acceptable Accounts, Acceptable Inventory, or not, shall constitute Collateral under the Security Agreement.


II.  Additional Terms and Conditions for Management of
Revolving Line of Credit Loans.

BORROWER desires to use its loan account which indicates the
BORROWER's current indebtedness under the Revolving Line of
Credit Loan (the "Loan Account") and its demand deposit account with the BANK (the "Demand Deposit Account") to manage
BORROWER's funds and to maintain a desired target balance in
BORROWER's Demand Deposit Account.   BORROWER shall from time
to time inform the BANK of the target balance which BORROWER desires to maintain in its Demand Deposit Account, which shall in no event be less than any minimum balance (if any) required under this Agreement. To maintain the desired target balance in BORROWER's Demand Deposit Account, BORROWER hereby instructs, authorizes, and directs BANK to charge BORROWER's Demand
Deposit Account to make payments to reduce the debit balance of BORROWER's Loan Account and to make payment of BORROWER's other obligations to the BANK, and to make advances under the Revolving Line of Credit Loan increasing the debit balance in BORROWER's Loan Account and credit the same to BORROWER's
Demand Deposit Account. Notwithstanding the foregoing,
BORROWER's obligations to pay each Loan are the general obligations of the BORROWER and shall not be deemed to be obligations to be satisfied solely from funds in the Demand
Deposit Account or by advances under the Revolving Line of Credit Loan. BORROWER acknowledges and agrees that the target balance is only a desired goal based upon estimates and that the BANK shall have no responsibility for variances from the target balance as long as all charges, advances and credits are made in good faith. All credits against BORROWER's indebtedness indicated in the Loan Account shall be conditional upon final payment to the BANK of the items giving rise to such credits. The amount of any item credited against BORROWER's
Loan Account which is not paid or which is charged back against the BANK for any reason may be charged as a debit to the Loan
Account or may be charged back against the Demand Deposit
Account of BORROWER, and shall be an obligation of the BORROWER to the BANK in each instance whether or not the item so charged back or not paid is returned. Notwithstanding any other provision hereof, no advances shall be made by BANK to BORROWER's Demand Deposit Account at any time an Event of Default exists under this Agreement or the Loan Documents, or any condition exists which, if not cured, would with the passage of time or the giving of notice, or both, constitute such an Event of Default. Except in the case of BANK's gross negligence, willful misconduct, or failure to act in good faith, BANK shall not be liable for any act done or omitted by it in good faith, or for any mistake in fact or law, or for anything it may do or refrain from doing in connection with or as required by this Section II of Schedule
A. In addition, BORROWER will reimburse and indemnify BANK for any damages, losses, liabilities, claims, costs, or expenses, of any kind whatsoever and however caused, including, but not limited to, reasonable attorneys' fees, paid, suffered or incurred by BANK as a result of any third party claim against BANK arising out of or in connection with BANK's performance of the services contemplated by this Section II of Schedule A to be provided by BANK, except to the extent the same results from the gross negligence, willful misconduct, or failure to act in good faith by BANK.

                         FLEET BANK - NH
                    COMMERCIAL LOAN AGREEMENT
                            SCHEDULE B


ADDITIONAL TERMS AND CONDITIONS

I.  Fees Payable by BORROWER
Unused Revolving Line of Credit Commitment Fee: .125% per annum of daily average of unadvanced amounts under Revolving Line of Credit Loan (based upon full availability of $3,000,000.00), determined quarterly and payable in arrears. New Term Loan Commitment Fee: $15,000.00 Cash Management Fees:
Standard BANK fees per month for target balance management and additional fee to be determined upon basis of scope of monthly services (e.g. lockboxes, zero balance account, etc.).


II.  Description of Financial Statements to be Delivered:

A. Annual Reports on Form 10-K SB of Green Mountain Coffee, Inc. as filed with the Securities and Exchange Commission to be delivered within one hundred twenty (120) days after the end of each fiscal year, and Quarterly Reports on Form 10-Q SB of Green Mountain Coffee, Inc. as filed with the Securities and Exchange Commission to be delivered within forty-five (45) days after the end of each of the first three (3) fiscal quarters.

B. Annual budgets of the BORROWER and the Subsidiary to be delivered within sixty (60) days after the beginning of each fiscal year, prepared in a format reasonably acceptable to the BANK.

C.  For all purposes of the Loan Agreement and the Loan
Documents, unless the context otherwise clearly requires, references to BORROWER's fiscal quarters shall be deemed to refer to the fiscal periods normally ending 16, 28, 40, and 52 weeks after the first day of each fiscal year.


III.  Minimum Balance in Demand Deposit Account to be
Maintained: Minimum Federal Reserve requirement.


IV.  Description of Additional Financial and other Covenants:

A. BORROWER and the Subsidiary shall have a Tangible Capital Base (as hereinafter defined) on a consolidated basis equal to at least Seven Million Four Hundred Thousand Dollars ($7,400,000.00) at all times through the next to the last day of the first quarter of BORROWER's 1997 fiscal year and equal to at least Eight Million Dollars ($8,000,000.00) as of the last day of the first quarter of BORROWER's 1997 fiscal year and at all times thereafter. "Tangible Capital Base" means total shareholders' equity , plus Permitted Subordinated Debt (as hereinafter defined), plus deferred tax liabilities, and less intangible assets (unamortized product development costs, goodwill, and unamortized debt issuance costs), all as determined from BORROWER's and the Subsidiary' financial statements delivered to the BANK in accordance with the covenants of the BORROWER hereinabove (the "Financial Statements").

B. BORROWER and the Subsidiary on a consolidated basis shall have a ratio of Senior Debt (as hereinafter defined) to Tangible Capital Base of (i) not greater than 1.15:1 as of the last day of the first quarter of BORROWER's 1996 fiscal year and thereafter and (ii) not greater than 1:1 as of the last day of the first quarter of BORROWER's 1997 fiscal year and at all times thereafter. "Senior Debt" means all indebtedness with the exception of indebtedness of the BORROWER or the Subsidiary that is subordinated to the BANK on terms of subordination acceptable to the BANK ("Permitted Subordinated Debt"), all as determined from the Financial Statements.

C. BORROWER and the Subsidiary shall maintain on a consolidated basis Available Cash (as hereinafter defined) of at least One Million Dollars ($1,000,000.00) at all times. "Available Cash" means the sum of (a) cash balances in investment and depository accounts and (b) the amount equal to the then Borrowing Base as determined in accordance with
Section I. A. of the Loan Agreement less the then outstanding principal balance of advanced funds under the Revolving Line of Credit Loan. In the event that the BORROWER and the Subsidiary at any time fail to maintain Available Cash in the amount required above, such failure shall not constitute an Event of Default under the Loan Agreement and the Loan Documents but the interest rate applicable to each of the Loans shall, at the option of the BANK, be immediately increased by one-quarter of
one percent (0.25%) per annum.   Such increased rates shall
remain in effect until such time as the BORROWER certifies in writing to the BANK that it is in compliance with the financial covenants hereunder and under Paragraph E below. Upon BANK's receipt of such certification the interest rates under each of the Loans shall immediately and automatically be reduced to the rates stated in the Loan Documents for such Loans.

D. The BORROWER and the Subsidiary shall have a minimum "Total Fixed Charge Coverage" (as hereinafter defined) of 1.1:1 as of the last day of the second quarter of BORROWER's 1996 fiscal year and as at the end of each fiscal quarter thereafter. For purposes hereof, "Total Fixed Charge Coverage" shall mean the ratio of BORROWER's and the Subsidiary' earnings for the relevant period, before reduction for interest, depreciation, and amortization expense, but after reduction for cash payment of income taxes, to the aggregate amount of interest and current maturities on indebtedness, capital expenditures not financed by the BANK or third parties, capital lease payments, and other similar fixed charges payable by BORROWER and the Subsidiary for such period, all as determined in accordance with generally accepted accounting principals from BORROWER's Financial Statements. The relevant periods for purposes of the determination of Total Fixed Charge Coverage as of the end of each of BORROWER's fiscal quarters shall be the prior four (4) fiscal quarters (including the quarter then ending).

E. BORROWER and the Subsidiary shall have on a consolidated basis Net Profit (as hereinafter defined) for each fiscal quarter of at least One Thousand Dollars ($1,000.00) beginning with the third quarter of BORROWER's 1996 fiscal year. "Net Profit" means net profits as determined in accordance with generally accepted accounting principals from BORROWER's Financial Statements. In the event that the BORROWER and the Subsidiary at any time fail to achieve Net Profits in the amount required above for any quarter, such failure shall not constitute an Event of Default under the Loan Agreement and the Loan Documents but the interest rate applicable to each of the Loans shall, at the BANK's option, be immediately increased by one quarter of one percent (0.25%) per annum. Such increased rates shall remain in effect until such time as the BORROWER certifies in writing to the BANK that it is in compliance with the financial covenants hereunder and under Paragraph E below. Upon BANK's receipt of such certification the interest rates under each of the Loans shall immediately and automatically be reduced to the rates stated in the Loan Documents for such Loans.

F. BORROWER shall report and certify to BANK its compliance with the financial fiscal quarter end on such form or forms as may from time to time be specified by the BANK.